Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T+1 212 918 3000 F+1 212 918 3100 www.hoganlovells.com

May 11, 2017

21st Century Fox America, Inc.

1211 Avenue of the Americas

New York, New York 10036

Twenty-First Century Fox, Inc.

c/o 21st Century Fox America, Inc.

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We are acting as counsel to 21st Century Fox America, Inc., a Delaware corporation (the “Company”) and Twenty-First Century Fox, Inc., a Delaware corporation (the “Guarantor”), in connection with the registration statement on Form S-3/ASR (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of debt securities by the Company (the “Debt Securities”), and guarantees of the Debt Securities by the Guarantor (the “Guarantees” and, together with the Debt Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Debt Securities of the Company and Guarantees of the Guarantor to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company and the Guarantor, as applicable, or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in an indenture among the Company, the Guarantor and The Bank of New York Mellon, as trustee, the form of which is filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), and any validly adopted supplemental indenture relating thereto, and in

21st Century Fox America, Inc. Twenty-First Century Fox, Inc.	-2-	May 11, 2017

accordance with the Company’s and the Guarantor’s charters and bylaws and the Delaware General Corporation Law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or the Guarantor or otherwise impairs the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Securities will be issued pursuant to the Indenture, and any validly adopted supplemental indenture relating thereto; (iv) the Indenture will be and will remain qualified under the Trust Indenture Act of 1939, as amended; (v) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such delivery and any applicable supplemental indenture, underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vi) the Company and the Guarantor will remain Delaware corporations.

To the extent that the obligations of the Company and the Guarantor with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that the trustee then acting under the Indenture and any applicable supplemental indenture (the “Trustee”) is validly appointed as trustee thereunder, and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws, rules and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended, and the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), each as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Debt Securities, upon authentication by the Trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company and (b) the Guarantees, upon due execution and delivery of the Guarantees on behalf of the Guarantor as provided in the Indenture and any supplemental indenture relating thereto will constitute valid and binding obligations of the Guarantor.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP